UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2009

PIONEER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000, San Antonio, Texas	78209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 828-7689

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2009, Pioneer Drilling Company, a Texas corporation (“Pioneer”) entered into a First Amendment (the “First Amendment”) to its Credit Agreement, dated as of February 29, 2008 (the “Credit Agreement”), among Pioneer, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender (the “Administrative Agent”).

The purpose of the First Amendment was to, among other things, (a) shorten the maturity date of the Credit Agreement from February 28, 2013 to August 31, 2012, (b) reduce the aggregate amount of commitments under the Credit Agreement from $400,000,000 to $325,000,000 (of which $50,000,000 will be available for the issuance of letters of credit), (c) amend the pricing terms for borrowings and increase the commitment fee, in each case, as set forth below, (d) modify and reset the existing financial covenants and incorporate a maximum senior leverage ratio covenant, (e) if the senior leverage ratio is greater than 2.25 to 1.00 and the asset coverage ratio is less than 1.00 to 1.00, limit borrowings based on a borrowing base consisting of a percentage of receivables, equipment and other fixed assets, and (f) include Pioneer Global Holdings, Inc. (“Global Holdings”) and its subsidiaries as restricted subsidiaries under the Credit Agreement subject to compliance with the representations and warranties, affirmative and negative covenants and events of default contained in the Credit Agreement.

As of October 5, 2009, the aggregate principal amount of loans outstanding under the Credit Agreement was $257,500,000. Pursuant to the First Amendment, the aggregate amount of commitments under the Credit Agreement will be further reduced concurrently with the application of certain mandatory prepayments by the amount of such mandatory prepayment. The aggregate amount of commitments under the Credit Agreement shall in no event be reduced to less than $200,000,000 as a result of such mandatory prepayments. The Credit Agreement continues to contain customary mandatory prepayments in respect of asset dispositions, debt incurrences, and equity issuances, and commencing with the fiscal year ending December 31, 2009, if the senior leverage ratio is greater than 2.50 to 1.00 at the end of any fiscal year, the Credit Agreement requires mandatory prepayments equal to 50% of Pioneer’s excess cash flows, as defined in the First Amendment.

Borrowings under the Credit Agreement bear interest, at Pioneer’s option, at the base rate or Eurodollar rate plus, in each case, an applicable per annum margin. The applicable per annum margin is determined based upon Pioneer’s total leverage ratio in accordance with a pricing grid, which has been increased in connection with the First Amendment. The per annum applicable margin for Eurodollar rate borrowings ranges from 3.50% to 6.00 % and the per annum applicable margin for base rate borrowings ranges from 2.50% to 5.00%. Pioneer’s commitment fee due quarterly under the Credit Agreement is also dependent on Pioneer’s total leverage ratio and is determined based upon an applicable per annum margin which ranges from 0.50% to 0.75%.

Pursuant to the First Amendment, (a) Global Holdings agreed to guarantee Pioneer’s obligations under the Credit Agreement and grant to the Administrative Agent a first-priority security interest in the equity interests of its first-tier subsidiaries (excluding equity interests in Pioneer Services Holdings, LLC and equity interests in excess of 65% of the outstanding equity interests of any first-tier foreign subsidiary) and in certain of its assets, including deposit accounts in which Global Holdings deposits payment under drilling rig leases, and (b) Pioneer Drilling Services, Ltd. agreed to grant to the Administrative Agent a first-priority security interest in the equity interests of Global Holdings. In addition to the above, Pioneer’s obligations under the Credit Agreement continue to be (i) secured by a first-priority security interest in substantially all of Pioneer’s and its subsidiaries (other Global Holdings and its subsidiaries) personal property assets and in the equity interests of such subsidiaries (other than Global Holdings and its subsidiaries) and (ii) guaranteed by its subsidiaries (other than Global Holdings and its subsidiaries).

The foregoing summary of the First Amendment is not complete and is qualified in its entirety by reference to the text of the First Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

Pioneer’s board of directors approved an increase to Pioneer’s fiscal year 2009 capital expenditure budget from $65.2 million to 80.2 million.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

10.1	First Amendment to Credit Agreement, dated as of October 5, 2009, among Pioneer Drilling Company, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY

By:	/S/ LORNE E. PHILLIPS
Lorne E. Phillips
Executive Vice President and
Chief Financial Officer

Dated: October 6, 2009

Exhibit Index

Exhibit No.	Document Description

10.1	First Amendment to Credit Agreement, dated as of October 5, 2009, among Pioneer Drilling Company, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender.